Exhibit 10.18

January 22, 2008

Richard Brounstein
606 Bella Vista Court
Fremont, CA 94539

Dear Rick:

I am pleased to offer you a part-time employment position with Marine Park Holdings, Inc. (the “Company”), as its Chief Financial Officer.   As a part-time employee, you will be expected to work at least eighty (80) hours per month.   If you decide to join us, you will receive a monthly salary of $10,000.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures and subject to applicable required and authorized withholdings.  Your salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.  The Company shall reimburse all reasonable and customary expenses incurred by you in the performance of your duties, including reimbursement of subscription and/or maintenance fees of professional organizations with whom you are affiliated and reimbursement of your costs of maintaining a home office network.

In addition, on the first payroll date following your start date, the Company shall pay you a cash signing bonus of $7,500.00 in accordance with the Company’s normal payroll procedures.  As an employee, you will also be eligible to participate in certain employee benefit plans currently and hereafter maintained by the Company for employees of similar rank and responsibility, subject to the terms and conditions of such employee benefit plans, including, without limitation, any terms and conditions relating to eligibility to participate in any such employee benefit plan.  You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, the Company will recommend at the first meeting of the Company’s Board of Directors (the “Board”) following the later of (i) your start date or (ii) the effective date of the Company’s filing of a registration statement on Form S-8 covering the 2004 Equity Incentive Plan (the “Plan”), that the Company grant you a nonqualified stock option pursuant to a Stock Option Agreement made under the Plan to purchase 90,000 shares of the Company’s Common Stock (the “Shares”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the OTCBB or Nasdaq National Market on the last market trading day prior to the time of determination and reported in the Wall Street Journal or such other source as the Company’s Board of Directors deems reliable.  15,000 of the Shares shall vest on each one-month anniversary of January 1, 2008 in equal monthly amounts, subject to your continued employment with the Company.  Notwithstanding the foregoing, if the Company terminates your employment without Cause (as defined below) at any time prior to the July 1, 2008, then 100% of any then unvested Shares subject to the stock option shall immediate accelerate and vest in full.  The stock option shall be subject to the terms and conditions of the Plan and the Stock Option Agreement, provided, however, that notwithstanding anything to the contrary set forth in the Plan, you shall be entitled to exercise your stock option (to the extent exercisable) until the five (5) year anniversary of your start date, irrespective of the date upon which your employment ends.

“Cause” shall mean (i) your dishonesty, fraud or gross negligence in the performance of your duties and responsibilities; (ii) your conviction of a felony involving moral turpitude; (iii) your material breach of the terms of your employment, including any employment-related policy applicable to you, or the Employment Agreement (as defined below); or (iv) your willful and continued refusal to substantially perform your duties or responsibilities for the Company described herein and as assigned to you by the President and Chief Executive Officer of the Company or the Board from time to time.

The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  You understand and agree that neither your job performance nor promotions commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.  We request that, in the event of resignation, you give the Company at least two weeks notice.

This part time employment may lead to full time employment with the Company.   In the event that the Company and you agree to transition you to full time employment, the Company and you agree to use reasonable efforts to negotiate an employment agreement memorializing the terms of such employment on or before June 30, 2008, which employment agreement shall contain such terms and conditions as are customary for full time senior executives of the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.  Please note that we must receive your signed Employment Agreement on or before your first day of employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees.  Please note that we must receive your signed Employment Agreement before your first day of employment.

You acknowledge and represent that you have been paid all salary, wages, and all other benefits and compensation due to you with respect to any prior employment or service relationships, including any prior relationship with the Company.  In consideration of this offer of employment, you hereby waive and forever discharge the Company, its agents, employees, officers, directors, shareholders, related companies, and its actual and purported predecessor and/or subsidiary corporations, and any successors, and assigns (together "Releasees") from all claims, suits, debts, liabilities, promises or causes of action whatsoever, known or unknown, arising from or in any way related to such relationships occurring on or before the date you sign this offer of employment from the Company.  You expressly waive any rights or benefits under §1542 of the California Civil Code which provides as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

To accept the Company's offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment will be January 23, 2008. This letter, along with any agreements relating to proprietary rights between you and the Company, including the Employment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President and Chief Executive Officer of the Company and you.  This offer of employment will terminate if it is not accepted, signed and returned by January 23, 2008.

This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

We look forward to your favorable reply and to working with you.

Sincerely, /s/ Branislav Vajdic Branislav Vajdic President and Chief Executive Officer

Agreed to and accepted: Signature: /s/ Richard D. Brounstein Printed Name: Richard D. Brounstein Date: 1-23-2008

Enclosures
Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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